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FOR IMMEDIATE RELEASE
JANUARY 5, 1998

                                                                   EXHIBIT 99.1

        VALUEVISION INTERNATIONAL, INC. AND NATIONAL MEDIA CORPORATION
                     TO MERGE BY FORMING NEW CORPORATION


      Merger to Create New Television Infomercial/Shopping, Mail Order,
                    and Internet Direct Marketing Company
                 With Global Sales in Excess of $500 Million


        Merged Company to Use Quantum Television Name on ValueVision's
          U.S. Shopping Channel, Accelerate Addition of TV Shopping
                to Quantum International Infomercial Business



MINNEAPOLIS, MN and PHILADELPHIA, PA, January 5, 1998--ValueVision International, Inc. (Nasdaq: VVTV) and National Media Corporation (NYSE: NM) today announced that their respective boards of directors have agreed to merge their respective companies into a holding company, creating an integrated worldwide marketer of consumer merchandise through infomercials, television home shopping, mail order, Internet and retail channels.

Upon closing of the transaction, National Media shareholders will receive 1 share in a new holding company for each share held in National Media and ValueVision shareholders will receive 1.19 shares in the new enterprise for each ValueVision share held. No cash is included in the merger consideration. The transaction is intended to be accounted for as a purchase and is expected to be tax-free. As a result of the transaction, it is anticipated that ValueVision shareholders will own approximately 55 percent of the new company with National Media shareholders owning the remainder.

"This merger creates compelling synergies, as ValueVision aligns its powerful balance sheet and streamlined operations with National Media's sales strength and international merketing


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VALUEVISION AND NATIONAL MEDIA
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opportunities," said Robert L. Johander, chairman and chief executive officer of ValueVision. "We're exhilarated at the near- and long-term prospects for this new enterprise."

The merger is expected to provide National Media with the necessary financial strength to support its steadily improving worldwide TV merchandising activity and successful recent product launches. National Media also plans to take advantage of excess capacity in ValueVision's existing telemarketing and order fulfillment facilities to streamline National Media's U.S. operations and make use of ValueVision's 24-hour-per-day home shopping channel as a new outlet for certain products.

For ValueVision, the merger matches its operational and financial resources with significant new growth opportunities through international expansion, media cost efficiencies applied to the combined organization's $100-million-plus annual TV budget, and significant merchandising leverage to improve product sourcing and costs.

"The international infrastructure that National Media has created with its Quantum Television business will prove a valuable platform for ValueVision's TV shopping and mail order businesses as we explore international expansion," said Robert N. Verratti, president and chief executive officer of National Media.
"In addition, because both companies' stock-in-trade is TV selling, the combined facilities, media buying power, creative, production, and distribution skills we can marshal will allow us to realize significant cost efficiencies and create a formidable competitive force in bringing products from the initial concept stage to ultimate mass retail distribution."

NEW COMPANY EXPECTED TO GENERATE MORE THAN $500 MILLION IN ANNUAL SALES

The new, yet-to-be-named company will be publicly traded and will exploit and expand the world-wide use of National Media's Quantum Television brand name for electronic retailing. Annual sales of the combined entities are expected to exceed $500 million, including domestic TV shopping and infomercials, U.S. mail order catalog sales, and international infomercial merchandise sales. The merger will include the renaming of ValueVision's 24-hour-per-day U.S. television home shopping channel to include the Quantum Television name. The companies also expect to expand Quantum Television international activities to include television home shopping in a number of the more than 70 countries in which Quantum Television currently conducts long-form infomercial business.

The companies will also combine U.S. telemarketing and outsourced services management, warehousing, fulfillment, customer service, and a variety of general and administrative functions to streamline and improve operational efficiencies for both.

MANAGEMENT TEAMS WILL PROVIDE FOR A SMOOTH TRANSITION

Mr. Johander will serve as interim CEO of the new company. It is the intention of the new company's board of directors to conduct a world-wide search for a permanent chief executive


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ValueVision and National Media
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officer.  Mr. Verratti, will reduce his operational responsibilities upon completion of the merger while remaining a member of the new company's board of directors and serving on its executive committee.

Frederick S. Hammer, chairman of National Media's board of directors, and Mr. Johander will serve as co-chairmen of the board of the combined company.

Nicholas M. Jaksich, ValueVision's chief operating officer, will serve as president and chief operating officer of the combined company. Constantinos I. Costalas, National Media's vice-chairman of the board and chief operating officer, will remain chief operating officer of National Media, and ValueVision's chief financial officer, Stuart R. Romenesko, will become chief financial officer of the merged company.

ValueVision to extend interim working capital loan to National Media

Under the agreement, ValueVision has extended to National Media a working capital loan commitment of up to $10 Million for various purposes, including funding of inventory and related rollout expenses for several of National Media's successful new product launches including the Cyclone cross-trainer and several homeware products. The loan will bear interest at prime rate plus 1.5 percent and would be due on January 1, 1999 or upon termination of the merger agreement in certain circumstances, including lack of National Media shareholder approval. In the event National Media is unable to pay the loan when due, ValueVision may elect to receive repayment in shares of National Media common stock at its then market value. In consideration of providing the loan, ValueVision is receiving a warrant to acquire 250,000 shares of national Media common stock and registration rights for the shares issuable upon conversion of the notes and exercise of the warrant.

Conditions to closing and post-merger matters

In addition to approval of the transaction by the shareholders of both companies, the merger is conditioned on redemption of National Media's Series C Convertible Preferred Stock for approximately $23.5 million (pursuant to a binding agreement under which holders of the Series C Convertible Preferred Stock were issued warrants to acquire 500,000 shares of National Media common stock at $6.82 per share), closing by ValueVision on the repurchase from Montgomery Ward of 1,280,000 shares of ValueVision common stock and cancellation of warrants previously issued to Montgomery Ward to acquire approximately 3.8 million shares of ValueVision common stock (which transactions were approved by the United States Bankruptcy Court in Delaware on December 30, 1997).

Furthermore, the merger is subject to customary regulatory filings, reviews and approvals, including those with the Securities and Exchange Commission, the Federal Trade Commission and the Federal Communications Commission. The merger agreement provides for a break-up fee of $5 million to be payable to either company under certain circumstances. In addition each company has granted the other an option to acquire 19.9 percent of its common stock under



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VALUEVISON AND NATIONAL MEDIA
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certain limited conditions. The merger is expected to be completed during the second calender quarter of 1998.

The merger agreement calls for the new company - to be incorporated in Delaware
- to initially form a 10-member board of directors, comprised of five directors nominated by the current National Media board and five directors nominated by the ValueVision board. Certain corporate governance matters will require a "super-majority" vote for passage. An eleventh board seat will be held open and filled by the chief executive officer upon successful completion of the proposed search.

Upon completion of the merger, based on currently outstanding shares of stock of the companies, the new company will have approximately 58 million shares of common stock outstanding. If exercised, various additional warrants and stock options would raise approximately $100 million and result in the issuance of approximately 17 million shares.

The new company will consolidate key administrative functions at its respective facilities in the Philadelphia, Minneapolis and Los Angeles areas and will integrate its U.S. telemarketing, customer service, warehousing and fulfillment operations currently centered in Boston, Eden Prairie (Minnesota), Bowling Green (Kentucky) and Phoenix.

National Media Corporation (NYSE: NM) is the world's largest publicly held infomercial company. It broadcasts more than 3,000 half-hours of programming each week, reaches 90 percent of television homes in the United States, and brings its programming to more than 370 million television households in more than 70 countries worldwide.

ValueVision International, Inc. (Nasdaq: VVTC) is an integrated electronic and print media direct marketing company and the third-largest television home shopping network in the United States.

Bear Stearns & Co., Inc. served as financial advisor to ValueVision; Lehman Brothers served as financial advisor to National Media.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by the company) contains statements that are forward-looking, such as statements relating to consummation of the merger, anticipated future revenues of the merged companies, cost savings and other synergies resulting from the merger, success of current product offerings, and recruitment of a new chief executive officer. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly,such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the company. For a description of additional risks and uncertainties, please refer to the companies' filings with the Securities and Exchange Commissions, including Forms 10-K and 10-Q.

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